Exhibit 99.1

Press Release

Black Knight Acquires Remaining Interest in Optimal Blue from Thomas H. Lee Partners, L.P. and Cannae Holdings, Inc.

Transaction Funded with Shares of Dun & Bradstreet and Cash

JACKSONVILLE, Fla. – February 15, 2022 – Black Knight, Inc. (NYSE:BKI) announced that it has acquired the outstanding interests of Optimal Blue Holdco, LLC (Optimal Blue) from co-investors Cannae Holdings, Inc. and investment entities affiliated with Thomas H. Lee Partners, L.P.

The aggregate purchase consideration of $1.156 billion was a combination of 36,376,360 shares of Dun & Bradstreet Holdings, Inc. (Dun & Bradstreet) stock valued at $722.5 million and $433.5 million in cash, funded by borrowings under Black Knight’s revolving credit facility. The aggregate purchase consideration and number of shares of Dun & Bradstreet is based on the 20-day volume-weighted average price of Dun & Bradstreet shares ending on February 14, 2022. The transaction is expected to increase 2022 Adjusted EPS by $0.11 and raise our December 31, 2021 gross leverage ratio to 3.9X on a pro forma basis. The transaction will also simplify our organizational structure with Optimal Blue as a wholly-owned subsidiary of Black Knight.

“The performance of Optimal Blue has been outstanding by any measure. The integration has gone very well, and there continue to be opportunities to go even further with our industry-leading solutions,” said Black Knight Chairman and CEO Anthony Jabbour. “We are looking forward to the continued strong performance of Optimal Blue and the great cross-sell opportunities we have as we move forward as one company.”

Jabbour added, “When we invested in Dun & Bradstreet three years ago, we had a high degree of conviction that the investment would generate outstanding returns for our shareholders, and that is the result we have seen. With the value of our Dun & Bradstreet investment more than doubling, we are taking those gains and investing them in this transaction, which is strategically important to Black Knight.”

Following the transaction, Black Knight owns approximately 18.5 million shares of Dun & Bradstreet with a fair value of $352.8 million based on the February 14, 2022 closing price of $19.10. Black Knight will continue to evaluate its remaining holdings in Dun & Bradstreet in an effort to maximize value for Black Knight shareholders.

J.P. Morgan Securities LLC served as the exclusive financial advisor and Weil, Gotshal & Manges LLP served as legal advisor to the Special Committee of the Board of Directors of Black Knight.

About Black Knight

Black Knight, Inc. (NYSE:BKI) is an award-winning software, data and analytics company that drives innovation in the mortgage lending and servicing and real estate industries, as well as the capital and secondary markets. Businesses leverage our robust, integrated solutions across the entire homeownership life cycle to help retain existing customers, gain new customers, mitigate risk and operate more effectively.

Our clients rely on our proven, comprehensive, scalable products and our unwavering commitment to delivering superior client support to achieve their strategic goals and better serving their customers. For more information on Black Knight, please visit www.blackknightinc.com/.

Non-GAAP Financial Measures

This press release references Adjusted EPS, which is considered a “non-GAAP” measure. Adjusted EPS is calculated by dividing Adjusted net earnings by the diluted weighted average shares of common stock outstanding. This is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Non-GAAP financial measures should not be considered as an alternative to revenues, operating income, operating margin, net earnings, net earnings per share, net earnings margin or any other measures derived in accordance with GAAP as measures of operating performance or liquidity.

We have not provided a reconciliation of forward-looking Adjusted EPS to the most directly comparable GAAP financial measure, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

●	changes in general economic, business, regulatory and political conditions, including those resulting from pandemics such as COVID 19, particularly as they affect foreclosures and the mortgage industry;
●	the outbreak of COVID 19 and measures to reduce its spread, including the effect of governmental or voluntary actions such as business shutdowns and stay-at-home orders;
●	security breaches against our information systems or breaches involving our third-party vendors;
●	our ability to maintain and grow our relationships with our clients;
●	our ability to comply with or changes to the laws, rules and regulations that affect our and our clients’ businesses;
●	our ability to adapt our solutions to technological changes or evolving industry standards or to achieve our growth strategies;
●	our ability to protect our proprietary software and information rights;
●	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;
●	risks associated with the availability of data;
●	the effects of our existing leverage on our ability to make acquisitions and invest in our business;
●	risks associated with the recruitment and retention of our skilled workforce;
●	our ability to successfully consummate, integrate and achieve the intended benefits of acquisitions, including our ability to successfully achieve the intended benefits of our acquisition of Optimal Blue;
●	risks associated with our investment in Dun & Bradstreet; and
●	other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information”, “Risk Factors” and other sections of our Annual Report on Form 10 K for the year ended December 31, 2020 and other filings with the Securities and Exchange Commission.

# # #

SOURCE: BLACK KNIGHT, INC.

For more information:

Michelle Kersch

Black Knight

904.854.5043

michelle.kersch@bkfs.com

Steve Eagerton

Black Knight

904.854.3683

Steven.eagerton@bkfs.com